Exhibit 99.4

EMPLOYMENT AGREEMENT

THIS AGREEMENT made the 19th day of September, 2002.

BETWEEN:
                        PUREPLAY MEDIA, INC.

                        (hereinafter called the “Corporation”)

OF THE FIRST PART

– and –

                        MICHAEL FITZGERALD

                        (hereinafter called the “Executive”)

OF THE SECOND PART

THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1.                     Interpretation

                        (a)        “Agreement”, this “Agreement”, “hereto”, “hereof”, “herein”, “hereunder” and similar expressions refer to the agreement constituted by this Agreement including any Schedules hereto and not to any particular section or other portion of this Agreement and include every amendment or instrument supplementary hereto.  The terms “includes” or “including” used herein mean “includes, without limitation,” and “including, without limitation,”, respectively.

                        (b)        “Business of the Corporation” means the intended business of the Corporation consisting of the production, distribution, sale and licensing of adult video content.

                        (c)        Except where the context otherwise indicates, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice versa, and “persons” shall include individuals, trusts, partnerships, firms, joint ventures, syndicates, associations, corporations and all other forms of business organizations.

                        (d)        The headings of all sections hereof are inserted for convenience of reference only and shall not affect the construction or interpretation hereof.

                        (e)        All dollar amounts referred to herein are in lawful money of the United States.

                        (f)         “Shareholders Agreement” means the agreement amongst all of the shareholders of the Pure Play Media Holdings, Inc., dated September 19, 2002, made reference hereto and incorporated herein, concerning, inter alia, the manner in which the business and affairs of the Corporation shall be conducted and the respective rights and obligations of the parties arising out of or in connection with the ownership of shares in the capital of the Corporation’s parent corporation.

                        (g)        All words or phrases with initial capitals that are used herein and which are not defined in this Agreement shall have the same meaning ascribed to such words or phrases in the Shareholders Agreement.

                        (h)        All dollar amounts referred to in this Agreement shall refer to U.S. funds.

2.                     Employment and Acceptance

                        (a)        Subject to the terms and conditions hereof, the Corporation hereby employs the Executive to perform such duties as may from time to time be required of the Executive by the board of directors of the Corporation, and the Executive hereby accepts such employment.  The Executive covenants and agrees that he shall, during the period of his employment hereunder, devote his full-time and attention exclusively to the Business of the Corporation and his duties herein the that the Executive shall well and faithfully serve the Corporation and exercise the powers and authorities and fulfil the duties conferred upon him honestly, diligently, in good faith and in the best interests of the Corporation and that the Executive shall use his best efforts to promote the Business of the Corporation.  During the period of the Executive’s employment hereunder, the Executive shall be appointed as Chief Production Officer of the Corporation.  The Executive shall not receive any credit for any prior service to the Corporation and it is understood that there has been no service by the Executive to the Corporation prior to the date hereof.

                        (b)        The Executive covenants and agrees that he shall produce a minimum of 24 adult video content productions annually for and on behalf of the Corporation under the name of Michael Ninn or Ninn Worx.  All production themes and budgets must receive written approval prior to production by two other directors of the Corporation and the Executive, such approval not to be unreasonably withheld.

3.                     Term

The period of the employment of the Executive hereunder shall commence on and run from the date hereof and shall continue in full force and effect for a period of five years unless earlier terminated in accordance with Section 6.

4.                     Remuneration

For his services hereunder, the Executive shall be entitled to the following compensation:

(a)        a salary of $180,000 per annum.  Such salary shall be paid in arrears on such date or dates in each month during the period of the Executive’s employment hereunder on which the Corporation normally makes salary payments to its Executives and in accordance with the Corporation’s regular practices in that regard; and

(b)        subject to Section 6 of this Agreement, a bonus (the “Bonus”) for each 12 month period of the Executive’s employment hereunder occurring after the Capitalization Date, calculated and paid on the basis of Net Sales (defined below) as follows:

(i)         the Bonus shall be an amount equal to $10,000 for each 10% increase in Net year over year sales for each fiscal year after Capitolization Date (each fiscal year defined as a “year”) of Ninn Worx titles to a maximum Bonus of $70,000 per Year.

(ii)        in the event a Bonus is payable in respect of any Year, the Corporation shall pay the Bonus to the Executive within 15 days of the final determination of the Net Sales for such Year;

(iii)       the calculation of Net Sales and the Bonus have been determined on the basis that each Year consists of 12 months and shall be prorated for any Year that is less than 12 months;

(iv)       for the purposes of calculating Net Sales, the following principles shall apply:

(A)       “Net Sales” for any Year means the actual sales of the Corporation less taxes, returns and allowances for bad debts.

(B)       Net Sales shall include intercompany or related party sales at prices equal to prices charged to third parties for the same products or services for the same levels or volumes of sales; and

(C)         the calculation of Net Sales shall be made by the Accountants in accordance with GAAP on a basis consistent with prior periods.

5.                     Benefits

During the period of the employment of the Executive hereunder:

(a)        the Executive shall be entitled to take four weeks vacation at such times and for such durations as are acceptable to the Corporation and the Executive, provided that such vacation period shall be reduced proportionately for any reduction in the period of the Executive’s

Employment hereunder arising as a result of any termination thereof pursuant to Section 6;

(b)        the Executive shall be entitled, at the cost of the Corporation, to such benefits as the Corporation may from time to time make available to employees of the Corporation generally.

6.         Termination

            (a)        The parties hereto acknowledge and agree that the Executive is not an employee “at will” as defined by the laws of the State of California.

            (b)        If the Executive dies during the period of his employment hereunder, the employment of the Executive hereunder shall forthwith terminate.  In the event of termination pursuant to this Section 6(b), the Corporation shall have no further obligation hereunder to the Executive of his personal representatives from and after the date of termination, except that the Executive shall be entitled to any salary and Bonus accrued to the date of termination pursuant to Section 4 and any amount due and unpaid as of the date of termination pursuant to Section 5.

            (c)

(i)         Subject to the provisions of Section 6©(ii), the Corporation shall be entitled, in it’s sole discretion, to forthwith terminate the employment of the Executive hereunder, without notice or payment in lieu of notice, upon the occurrence of any of the following events:

(A)       if the Executive is unable to perform the major duties of his employment due to accidental injury, sickness, mental infirmity or disease as verified by a medical doctor acting at arms length to the Corporation and the Executive, for a period of 90 consecutive days or for 150 days in any 365 day period; or

(B)       if:

           (1)        the Executive is in material breach of any of the provisions of this Agreement and fails to cure such breach within 30 days after written notice thereof; or

          (2)        the Executive is convicted of any criminal or quasi-criminal offence which has had or may reasonably be expecte4d to have an adverse impact on the ability of the Executive to perform his duties hereunder or which has had or may reasonably be expected to have an adverse impact on the reputation of the Executive or the Corporation.

(C)         if the Executive ceases to be a shareholder of the Corporation; or

(D)       for legal cause in accordance with applicable laws.

(ii)        The right of the Corporation pursuant to Section 6©(i) may only be exercised by means of Extraordinary Resolution.  For these purposes, “Extraordinary Resolution” shall have the same meaning as set out in Section 1.1 of the Shareholders Agreement.  In the event of any dispute pursuant to this Section 6©(i), then the dispute shall be resolved by arbitration pursuant to Section 20.

(iii)       In the event of termination pursuant to this Section 6©, the Corporation shall have no further obligation hereunder to the Executive or his personal representatives.

The Executive shall be entitled to any salary accrued to the date of termination pursuant to Section 4 and any amount due and unpaid as of the date of termination pursuant to Section 5.  The Executive shall not be entitled to payment of any accrued and unpaid Bonus for the Year during which the effective date of termination occurred.

            (d)        The Executive shall be entitled to terminate his employment hereunder on notice equal to the lesser of six months and the balance of the term.  In the event of termination pursuant to this Section 6(d), the Corporation shall have no obligation hereunder to the Executive or his personal representatives from and after the date of termination, except the Executive shall be entitled to any salary accrued to the date of termination pursuant to Section 4 and any amount due and unpaid as of the date of termination pursuant to Section 5.  the Executive shall not be entitled to payment of any accrued and unpaid Bonus for the Year during which the effective date of termination occurred.

7.                     Non-Competition

            (a)        The Executive agrees with and for the benefit of the Corporation that during his employment and for a period of two years thereafter he will not, directly or indirectly:

                                    (i)         be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, permit his name or any part of it to be used by any person, firm or corporation or be employed by or engaged or interested in any person, firm or corporation that provides goods or services that are the same as, or competitive with, the goods or services of the Corporation save and except for the use of the URL michaelninn. Com and the michaelninn.com website;

                                    (ii)        solicit of accept business with respect to goods or services that are the same as or competitive with the goods or services of the Corporation from any of the Corporation’s customer, wherever situate;

                                    (iii)       hire or take aware or cause to be hired or taken away any Executive of the Corporation or, following termination of the Executive’s employment, any Executive who was in the employ of the Corporation during the six months preceding termination.

            (b)        The Executive shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange and the business of which public company may be in competition with the business of the Corporation, provided that the Executive shall not directly or indirectly, own more than five per cent of the issued share capital of the public company, or participate in its management or operation or in any advisory capacity.

            (c)         Notwithstanding the other terms hereof, the Executive shall be entitled to maintain and operate the URL www.michaelninn.com and the michaelninn.com website.  The Corporation shall provide the Executive with static content and motion content of all Ninn Worx productions produced pursuant to this Agreement (the “Materials”) or portions thereof as reasonably requested for the Executive’s exhibition of same on the website provided that the Executive shall only be entitled to a single segment from each or any of the Materials at any one time playing for a length of ten (10) minutes or less by use of streaming video.  All of the Material shall remain the sole and exclusive property of the Corporation.  All such Materials provided to the Executive shall be provided by the Corporation at the Corporation’s cost of duplication.  The Executive may, from time to time, in his sole discretion, change the specific segments available to be viewed on the website and may include segments of other Michael Ninn and/or Ninn Worx projects pre-existing the date of this Agreement.  The right of the Executive to use the Material shall terminate upon the termination of this Agreement.

            (d)        The restrictive covenants set out in Section 7(a) shall not apply if the Corporation is in material breach of this Agreement and has failed to cure such material breach within 30 days of receiving written notice of same from the Executive, specifying the nature of the breach.

            (e)        In the event of any dispute pursuant to this Section (d), then the dispute shall be resolved by arbitration pursuant to Section 20 herein.

8.  Confidentiality

            (a)        The Executive acknowledges that as a director, officer and Executive of the Corporation and in any other position that the Executive may hold with the Corporation, the Executive will acquire information about certain matters and things which are confidential to the Corporation, and which information is the exclusive property of the Corporation, including, information with respect to the products, product designs and specifications, formula, method, process, ideas, secrets or trade secrets, know how, inventions, improvements, techniques customers, suppliers, pricing policies, marketing strategies, financial performance, computer programs and data and other confidential information respecting the business of the Corporation.

            (b)        The Executive acknowledges the information as referred to in Section 8(a) could be used to the detriment of the Corporation.  Accordingly, the Executive undertakes not to disclose same to any third party either during the term of his employment, except as may be necessary in the proper discharge of his employment under this Agreement, or after the term of his employment, however caused, except with the written permission of the President of the Corporation.

            (c)         The Executive acknowledges and agrees that without prejudice to any other rights of the Corporation, in the event of his violation or attempted violation of any of the covenants contained in Sections 7 and 8 of this Agreement, an injunction or any other like remedy shall be the only effective remedy to protect the Corporation’s rights and property as set out in Sections 7 and 8, and that an interim injunction may be granted immediately on the commencement of any legal action.

            (d)        The Executive agrees that the restrictions and covenants contained in Sections 7 and 8 of this Agreement and the Executive’s agreement to it by his execution of this Agreement, are of the essence to this Agreement, and that the Corporation would not enter into this Agreement absent such an inducement.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable in any jurisdiction, the decision shall not affect any other covenant or provision of this Agreement or the application of any other covenant or provision.

9.                     Property Rights

The Executive hereby acknowledges that all items of any and every nature or kind create4d, developed or used by the Executive pursuant to the employment of the Executive under this Agreement (the “Property Rights”), including any and all productions, films, video content and other adult content and creative and copyright materials are and shall remain and be considered the exclusive property of the Corporation at all times ad shall be surrendered to the Corporation, in good condition, promptly on the termination of the Executive’s employment irrespective of the time, manner or cause of the termination.  The Executive herby assigns all Property Rights to the Corporation and agrees to assist the Corporation in all patent and other applications required to transfer, preserve or protect the Property Rights to or for the exclusive benefit of the Corporation.  Notwithstanding anything contained in this Section 9, the trademark and tradename “Michael Ninn” shall remain the sole and exclusive property of the Executive.

10.                   Notices

Any notice which may be given pursuant to or concerning this Agreement shall be in writing and shall be sufficiently given if personally delivered (which shall include delivery by courier or other agent) or sent by registered mail (postage prepaid) or sent by facsimile, addressed as follows:

             If to the Corporation, at:

                        Pure Play Media Inc.
                        19800 Nordhoff Place
                        Chatsworth, CA  91311

                        Attention:  Seig Badke
                        Facsimile:  (818) 717 5360

            If the Executive at:

                        Michael Fitzgerald
                        5038 Clavel Court
                        Woodland Hills, CA  91364

                        Attention:  Michael Fitzgerald
                        Telephone:  818 340 7771
                        Facsimile:  TBA

Or to such other address as the party to whom such notice is to be given shall have last notified the party giving the same in the manner provided in this Section 9.  Any notice delivered to the party to whom it is addressed as hereinbefore provided shall be deemed to have been given and received on the date it is so delivered or telecopied to such address, provided that if such day is not a business day, then such notice shall be deemed to have been given and received on the next business day following such day.  Any notice mailed as hereinbefore provided shall be deemed to have been given and received on the fifth business day next following the date of its mailing.  For the purposes of this Section 9, “business day” means any day other than a Saturday, a Sunday or a statutory holiday in the State of California.

11.                   Fiduciary Duties

The Executive covenants and agrees that in addition to any and all terms of this Agreement, the Executive shall fulfil all fiduciary obligations that he owes or has heretofore owed to the Corporation by virtue of his position as a director or officer of the Corporation and that the duty to fulfil all such obligations shall survive the termination of this Agreement and such termination shall not operate as a waiver or release of any such duty.

12.                   Interpretation by Court

If any provision of this Agreement as applied to any party or to any circumstance shall be adjudged by a court of competent jurisdiction to be invalid or unenforceable, the same shall in not way affect any other provision of this Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Agreement.  The parties acknowledge that they have required and obtained/been advised to obtain independent legal advice both as to the reasonableness and enforceability of this Agreement and the parties agree that the provisions hereof are reasonable and intend this Agreement to be enforced as written.

13.                   Injunctions

If the Executive should violate any of the terms of this Agreement, the Corporation shall be entitled, either on its own initiative or with such others as it may decide, to all appropriate remedies, including an interim, interlocutory or permanent injunction to be issued by any competent court enjoining and restraining the Executive from such wrongful acts.

14.                   Entire Agreement

This Agreement constitutes the entire agreement among the parties hereto relative to the Corporation’s employment of the Executive and supersedes all prior agreements and understanding whether written or oral relative to the Corporation's employment of the Executive.  Except as otherwise specifically set forth in this Agreement, not party hereto makes any representation or warranty express or implied, statutory or otherwise to any other party hereto.  This Agreement may not be amended or modified except by written instrument executed by each of the parties hereto.

15.                   Waiver

No provision of this Agreement shall be deemed to be waived as a result of the failure of the Corporation to require the performance of any term or condition of this Agreement or by other course of conduct.  To be effective, a waiver must be in writing, signed by each of the parties hereto and state specifically that it is intended to constitute a waiver of a term or breach of this Agreement.  The waiver by the Corporation of any term or breach of this Agreement shall not prevent a subsequent enforcement of such term or any other term and shall not be deemed to be a waiver of any subsequent breach.

16.                   Governing Law

                        (a)        This Agreement shall be deemed to have been made in and shall be construed in accordance with the laws of the State of California and, for the purposes of all legal proceedings, this Agreement shall be deemed to have been performed in such State.

                        (b)        Any party bringing suit based on this Agreement shall reasonably attempt to do so under seal, however the inability or unwillingness of any court to seal the record shall not be

Interpreted as preventing any party from disclosing those matters as it deems reasonably beneficial in litigating any matter related to this Agreement.

17.                   Assignment and Survival

This Agreement shall not be assignable by either party without the prior written consent of the other.  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.  For greater certainty,  the obligations of the Executive under Sections 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder.

18.                   Further Assurances

Each of the parties hereto hereby covenants and agrees to promptly do all such acts and execute all such further agreements, assurances and other documents as any other party hereto may from time to time reasonably request in writing be done and/or executed in order to better evidence and/or perfect the respective matters and things herein provided for and/or the respective obligations created or intended to be created hereby.

19.                   Counterpart

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall, when so executed and delivered (including by facsimile transmission), together constitute one and the same Agreement.

20.                   Arbitration

Any dispute concerning the subject matter of this Agreement which has not been settled within 30 days of written notice of such dispute from one party to the other shall be referred to arbitration as set out in Section 20.  In the event that any dispute is to be referred to arbitration, the dispute shall be decided by a single arbitrator as mutually appointed by the parties.  Failing appointment of a single arbitrator within 30 days, each party will designate an arbitrator and the two arbitrators so designated will select a third, all of whom must be individuals experienced in commercial transactions of the nature to be so determined.  Any such arbitration shall be conducted in accordance with the rules of the Expedited Procedures of the American Arbitration Association, subject to California Law and Jurisdiction, and the costs of the arbitration shall follow the decision of the arbitrator(s).  The decision of such arbitrator(s) selected in accordance with this Section will be final and binding upon the parties.

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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first above written

MICHAEL FITZGERALD

                                                                                    By:     /s/ Michael Fitzgerald
                                                                                    Michael Fitzgerald

                                                                                    ________________________________________
                                                                                    Witness

PURE PLAY MEDIA, INC.

                                                                                    By:     /s/ Sieg Badke
                                                                                    Sieg Badke, President

                                                                                    ________________________________________
                                                                                    Witness

PURE PLAY MEDIA HOLDINGS, INC.

                                                                                    By:     /s/ Brent Hahn
                                                                                    Authorized Signing Officer

                                                                                    ________________________________________
                                                                                    Witness